EXHIBIT 21.1

FUSION TELECOMMUNICATIONS INTERNATIONAL, INC.
LIST OF SUBSIDIARIES

1.   Telecommunications Overseas Fusion Ltd., a company formed under the laws of Mauritius.

2.   Efonica, FL-LLC, a company formed under the laws of United Arab Emirates.

3.   Estel Communications Pvt. Ltd, a company formed under the laws of India.

4.   Fusion Telco S.A., a company formed under the laws of Argentina.

5.   African Communications Company S.A., a company formed under the laws of Senegal.

6.   Seamless International Communications, LLC.

7.   Intercontinental Communications Group, Inc.

8.   Convergent Technologies, LLC.

9.   Fusion Turkey, LLC.

10.   Fusion MyA Communications, LLC.

11.   International Telecom Partners, LLC.

12.   Fusion Caribbean Limited.